Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Algonquin Power & Utilities Corp. for the registration of 25,000,000 shares of its common shares and to the incorporation by reference therein of our report dated February 27, 2022, with respect to the consolidated financial statements of Atlantica Sustainable Infrastructure plc, appearing in its Current Report on Form 6-K/A dated March 24, 2022, and our report dated February 27, 2022 with respect to the effectiveness of internal control over financial reporting of Atlantica Sustainable Infrastructure plc as of December 31, 2021 appearing in its Current Report on Form 6-K dated March 3, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, S.L.
Madrid, Spain
March 24, 2022